EXHIBIT 5.1
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June 7, 2001

Kiewit Materials Company
Kiewit Plaza
Omaha, Nebraska  68131

Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

          I am general counsel to Kiewit Materials Company, a Delaware corporation (the "Company"), and in such capacity have examined the Registration Statement on Form S-8 to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission on or about June 7, 2001 (the "Registration Statement"). The Registration Statement will register 1,083,381 shares of the Company's $0.01 par value common stock ("Common Stock") and $7,660,000 aggregate principal amount of the Company's Series 2001 Convertible Debentures ("2001 Debentures"). I have also examined copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company. In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

          Based on the foregoing, it is my opinion that:

          1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

          2. The shares of Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

          3. The 2001 Debentures, when issued and sold pursuant to such offering and in accordance with the terms of the Trust Indenture, will be binding obligations of the Company.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Mark E. Belmont
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                                                Mark E. Belmont
                                                General Counsel